Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203t Fort Lee t NJ 07024
P.O.Box 436402 t San Ysidrot CA 92143-9402
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of March 25, 2010 on the audited consolidated financial statements of Environmental Credits, Ltd. as of December 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

 /s/ Stan J.H. Lee, CPA
_____________________
Stan J.H. Lee, CPA

March 25, 2010

Fort Lee, NJ

Registered with the Public Company Accounting Oversight Board
Member of NJ State Society of Certified Public Accountants